Exhibit 23.3


November 29, 2010


        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


U.S. Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of JA Energy, Inc. on Form S-1/A-2 of our audit report, dated September 9, 2010 relating to the accompanying balance sheet as of August 31, 2010 and the related statements of operations, stockholders' deficit, and cash flows from inception (August 26, 2010) through August 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.


De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
11.29.2010